SEPARATION AND RELEASE AGREEMENT

WILLIAM MEISSNER (“Employee”) and JONES SODA CO., a Washington corporation (“Employer”) wish to amicably terminate Employee's employment with Employer, and both parties wish to clearly set forth the terms and conditions of Employee's departure from employment. Therefore, in consideration of the mutual promises and undertakings in this Agreement, Employee and Employer agree as follows:

1.    Separation Date. Employee voluntarily resigns from his employment with Employer effective on June 30, 2012 (“Separation Date”). For a period of three months following the Effective Date, Employee shall make himself reasonably available upon the request of Employer to assist with transition issues.

2.    Severance/Consideration.

(a)    Employer will pay Employee three months of regular pay at the rate in effect on Employee's Separation Date, less lawful withholdings, as severance and in consideration for entering into this Agreement. Employer will pay this amount on over the three-month period from the Effective Date on the Employer's regularly scheduled payroll dates, until such amount is paid in full.

(b)    On the next regular payday after Employee's Separation Date, Employer will pay Employee his normal wages for the most recent pay period through the Separation Date, plus his accrued but unused vacation, less lawful withholdings. Employee acknowledges that these payments, together with the payments he has already received, represent full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that he earned as a result of his employment by Employer.

(c)    Assuming that Employee makes a timely and accurate election for continued medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer will reimburse Employee for the applicable premiums for himself and his eligible dependents for a period of three months following the Effective Date.

(d)    Employee acknowledges that the vesting on his unvested stock options and restricted stock awards, if any, will terminate upon the Separation Date. The terms and conditions of his stock options will remain in force and effect, including the time period for Employee to exercise any vested stock options following termination.

3.    Covenant Not to Sue. Employee represents that he has not filed any complaints, charges or lawsuits against Employer, any Employer-sponsored employee benefit plans, and all related organizations and affiliates, and each of their respective past, present and future members, directors, officers, trustees, agents, attorneys and employees and all of their successors and predecessors and agrees that he will not do so at any time hereafter relating to or arising out of any events occurring prior to the date this Agreement is signed.

4.    Non-Solicitation of Employees. Employee covenants and agrees that for 18 months after the termination of Employee, Employee will not, directly or indirectly, solicit, induce or attempt to recruit, solicit or induce any employee of Employer to terminate their employment relationship with Employer.

5.    Release. Employee and his successors, heirs and assigns release and forever discharge Employer, any Employer-sponsored employee benefit plans, and all related organizations and affiliates, and each of their respective past, present and future directors, officers, trustees, employees, agents and attorneys and all of their successors and predecessors (collectively “Releasees”), from, and covenant not to sue with respect to, any and all claims, damages, promises or expenses of whatever nature (including attorneys' fees and costs), either known or presently unknown, which Employee may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date of execution of this Agreement, including but not limited to any claims under the Washington Law Against Discrimination (RCW 49.60), the Washington Prohibited Employment Practices Law (RCW 49.44), the Washington Minimum Wage Act (RCW 49.46), Washington's Little Norris-LaGuardia Act (RCW 49.32), the Civil Rights Act of 1964 and 1991 (including Title VII of that Act), the Equal Pay Act of 1963, the Older Workers Benefits Protection Act (29 U.S.C. § 626(f)), the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), and all similar federal, state and local laws. Excluded from this release are claims Employee may have with regard to vested benefits under ERISA, worker's compensation claims or any other claim that may not be lawfully released in this Agreement.

Employee understands that he is releasing potentially unknown claims, and that he has limited knowledge with respect to some of the claims being released. Employee acknowledges that there is a risk that, after signing this agreement, he may learn information that might have affected his decision to enter into this agreement. Employee assumes this risk and all other risks of any mistake in entering into this agreement. Employee agrees that this release is fairly and knowingly made.

6.    Mutual Non-Disparagement. Employee agrees that he will not make any disparaging comments about his termination or about Employer, generally, or about its Board, management or employees. Employer agrees that it will not make any disparaging comments about Employee.

7.    Resignation from Board. Employee hereby resigns as a Director of the Company, effective immediately. This resignation shall be effective as of the date of this Agreement is signed by Employee, notwithstanding any subsequent revocation of this Agreement.

8.    Return of Property. Employee represents and warrants that he has returned to Employer all property and equipment furnished to Employee in the course of or incident to his employment by Employer, including, without limitation, all keys and access cards to buildings or property, all Employer-owned equipment, and all books, manuals, records, reports, notes, contracts, lists, and other documents or materials, or copies thereof (including computer files), including all trade secrets and other proprietary information belonging, or relating to the business of Employer.

9.    Voluntary Agreement. Employee understands the significance and consequences of this Agreement, and acknowledges that it is voluntary and has not been given as a result of any coercion. Employee also acknowledges that he has been given full opportunity to review and negotiate this Agreement, has been advised to consult counsel before executing the Agreement if he deems it appropriate, and executes it only after full reflection and analysis.

10.    Nonadmission of Liability. This Agreement shall not be construed as an admission of wrongdoing by either party.

11.    Enforcement. This Agreement shall be interpreted in accordance with the laws of the State of Washington. In the event of a lawsuit relating to this Agreement, venue shall be in King County, Washington. The substantially prevailing party in said suit or proceeding shall be entitled to reimbursement for its reasonable costs and attorney's fees incurred.

12.    Entire Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of the agreements. This Agreement shall not be modified or varied except by a written document signed by the parties. Employee understands that all prior written or oral agreements, understandings or representations between Employee and Employer are merged into this Agreement.

13.    Opportunity to Review. Employee acknowledges that he has 21 days during which to review and consider this Agreement and consult with his attorney (although he may choose to voluntarily execute this Agreement earlier and to waive such period of consideration). By his signature, Employee acknowledges that he has carefully read and fully understands all the provisions of the Agreement, and that he is voluntarily entering into this Agreement.

14.    Revocation Period. Employee understands and acknowledges that he has seven days after signing this Agreement to revoke it. Notification of revocation of this Agreement must be provided in writing to Mick Fleming before midnight on the 7th day after the date this Agreement was executed. The “Effective Date” of this Agreement will be the first day after the revocation period expires.

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PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THEY ARE SIGNING IT VOLUNTARILY.

EMPLOYEE:	JONES SODA CO.

/s/ William Meissner WILLIAM MEISSNER, individually and on behalf of his marital community	By: /s/ Mills Brown Mills Brown Chairman, Compensation Committee
Date: June 27, 2012	Date: June 27, 2012